Exhibit 10.3
AGREEMENT OF PURCHASE
AND SALE
dated as of May 18, 2010
between
The parties designated on Exhibit A,
as Sellers,
and
CHATHAM LODGING TRUST,
a Maryland real estate investment trust
as Purchaser
Residence Inn
White Plains, New York
Hampton Inn & Suites
Medical Center
Houston, Texas
Courtyard by Marriott
Altoona, Pennsylvania
Springhill Suites
Washington, Pennsylvania

ii

Page No.
9.17 Waiver of Jury Trial	30
9.18 Title Company	31
9.19 Related Transaction	32
LIST OF EXHIBITS

Exhibit A	—	Sellers and Properties
Exhibit B	—	Legal Descriptions of Land
Exhibit C	—	Intentionally Deleted
Exhibit D	—	Insurance Policies
Exhibit E	—	Operative Agreements
Exhibit F	—	Assumed Loans
Exhibit G	—	Allocation of Purchase Price
Exhibit H	—	Existing Warranties and Guaranties
Exhibit I	—	Courtyard Management Agreement
Exhibit J	—	Springhill Suites Management Agreement
Exhibit K	—	Courtyard Ground Lease

AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”), dated as of the 18th day of May, 2010, between each of the parties named on Exhibit A hereto (each, individually, a “Seller” and, collectively, acting together jointly and severally, the “Sellers”), and CHATHAM LODGING TRUST, a Maryland real estate investment trust (the “Purchaser”), provides:
ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION
     1.1 Definitions.
     The following terms shall have the indicated meanings:
     “Act of Bankruptcy” means if a party hereto shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any limited liability company, trust or corporate action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party, (2) the appointment of a receiver, custodian, trustee or liquidator of such party or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.
     “Additional Deposit” has the meaning set forth in Section 2.2.
     “Agreement” has the meaning set forth in the Preamble hereto.
     “Assignment and Assumption Agreement” means, with respect to each Property, the assignment and assumption agreement whereby the applicable Seller assigns and the Purchaser assumes the Operative Agreements, in such form and substance as Purchaser and Sellers shall mutually agree.
     “Assumed Loan” means any loan identified on Exhibit F hereto.
     “Assumption Application” has the meaning set forth in Section 2.5.

     “Assumption Fee” has the meaning set forth in Section 2.5.
     “Authorizations” means, with respect to each Property, all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of such Property or any part thereof.
     “Bill of Sale (Inventory)” means, with respect to each Property, the bill of sale conveying title to the Inventory to the Purchaser’s property manager, lessee or designee, in such form and substance as Purchaser and Sellers shall mutually agree.
     “Bill of Sale (Personal Property)” means, with respect to each Property, the bill of sale conveying title to the Tangible Personal Property, and Intangible Personal Property, to the extent assignable, from the Seller to the Purchaser.
     “Building Codes” has the meaning set forth in Section 4.7.
     “Closing” means a consummation of a purchase and sale of a Property pursuant to this Agreement.
     “Closing Date” means the date on which a Closing occurs, but in no event later than the dates identified in Section 6.1.
     “Commission” has the meaning set forth in Section 3.19.
     “Courtyard” means the Courtyard by Marriott located in Altoona, Pennsylvania, as further identified on Exhibit A.
     “Courtyard Ground Lease” means that certain Agreement of Lease by and between Blair County Convention Center & Sports Facilities Authority and Moody National CY Altoona PA, LLC, dated as of December 20, 2000, pursuant to which Moody National CY Altoona PA, LLC leases the Land on which the Courtyard is located.
     “Courtyard Management Agreement” means that certain Management Agreement by and between Concord Hospitality Enterprises Company and Moody National CY Altoona PA, LLC, dated as of August 31, 2007 respecting the management of the Courtyard.
     “Deed” means, with respect to the Hampton Inn, Residence Inn and Springhill Suites, a special warranty deed conveying title to the Real Property from the applicable Seller to the Purchaser, subject only to Permitted Title Exceptions, taxes not yet due and payable and matters identified by the applicable Survey, in such form and substance as Purchaser and Sellers shall mutually agree.
     “Deposit” has the meaning set forth in Section 2.2.
     “Environmental Conditions” has the meaning set forth in Section 4.7.
     “Executive Order” has the meaning set forth in Section 3.25.

     “FIRPTA Certificate” means the affidavit of each Seller conveying Real Property under Section 1445 of the Internal Revenue Code certifying that such Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in such form and substance as Purchaser and Sellers shall mutually agree.
     “Financial Information” has the meaning set forth in Section 3.12.
     “Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     “Government List” has the meaning set forth in Section 3.25.
     “Hampton Inn” means the Hampton Inn & Suites located in Houston, Texas, as further identified on Exhibit A.
     “Hazardous Substances” has the meaning set forth in Section 3.17.
     “Hotel” means each hotel named on Exhibit A hereto individually and the related amenities and appurtenances thereto.
     “Improvements” means, with respect to each Property, the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.
     “Initial Deposit” has the meaning set forth in Section 2.2.
     “Insurance Policies” means those certain policies of insurance described on Exhibit D attached hereto.
     “Intangible Personal Property” means, with respect to each Property, all intangible personal property owned by the Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the right to use the trade name associated with such Property and all variations thereof, the Authorizations, escrow accounts, insurance policies, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the Real Property and the Personal Property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger determined under Section 6.5, excluding (a) any of the aforesaid rights the Purchaser elects not to acquire, (b) the Seller’s cash on hand, in bank accounts and invested with financial institutions and (c) accounts receivable except for the above described share of the Tray Ledger.
     “Inventory” means, with respect to each Property, all inventory located at the Hotel and owned by Seller, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.

     “Knowledge” shall mean the actual knowledge of Brett C. Moody after discussions with each of the managers of the Hotels, without any other duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.
     “Land” means, with respect to each Property, the land legally described on Exhibits B-1 through B-4 attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.
     “License” has the meaning set forth in Section 3.18.
     “Licensor” shall mean Marriott International, Inc.
     “Loan Assumption” has the meaning set forth in Section 2.5.
     “Loan Documents” has the meaning set forth in Section 2.5.
     “Operative Agreements” means, with respect to each Property, service contracts, supply contracts, leases and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property.
     “Owner’s Title Policy” means, with respect to each Property, an owner’s policy of title insurance issued to the Purchaser by the Title Company, pursuant to which the Title Company insures the Purchaser’s ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure the Purchaser in the amount of the Purchase Price allocated to each Property and shall be acceptable in form and substance to the Purchaser. The description of the Land in the Owner’s Title Policy shall be by metes and bounds and shall be identical to the description shown on the Survey.
     “Permitted Title Exceptions” means, with respect to each Property, those exceptions to title to the Real Property that are satisfactory to the Purchaser as determined pursuant to Section 2.3.
     “PIP” has the meaning set forth in Section 5.18.
     “Property” means, with respect to each Seller, collectively the Real Property, the Inventory, the Tangible Personal Property and the Intangible Personal Property owned by such Seller.
     “Properties” means, collectively, the Property of the Sellers.
     “Purchase Price” means Sixty One Million and No/Dollars ($61,000,000).

     “Purchaser” has the meaning set forth in the Preamble hereto.
     “Real Property” means, with respect to each Property, the Land and the Improvements.
     “Residence Inn” means the Residence Inn located in White Plains, New York, as further identified on Exhibit A.
     “Residence Inn Condominium Documentation” means the documentation relating to the establishment or operation of the Residence Inn as a condominium regime.
     “Residence Inn Unit Leases” means those certain Amended and Restated Lease Agreements for Units 306, 506, 910 and 1004 in La Reserve Condominium by and between Moody National White Plains MT, LLC and the owners of said units for the use in the operation of the Residence Inn.
     “Seller” has the meaning set forth in the Preamble hereto.
     “Sellers” has the meaning set forth in the Preamble hereto.
     “Seller’s Organizational Documents” means, with respect to each Seller, the current limited liability company agreement and certificate of formation of such Seller.
     “Springhill Suites” means the Springhill Suites located in Washington, Pennsylvania, as further identified on Exhibit A.
     “Springhill Suites Management Agreement” means that certain Management Agreement by and between Concord Hospital Enterprises Company and Moody National CY Altoona PA, LLC, dated as of August 31, 2007 respecting the management of the Springhill Suites.
     “Study Period” means the period commencing at 9:00 a.m. on the date following the date hereof, and continuing through 5:00 p.m. on the twenty-first (21st) day thereafter, except as otherwise herein provided.
     “Survey” means, with respect to each Property, the survey prepared delineating the boundary lines of the Land, location of the Improvements, all rights of way and easements and contiguous public roads, the same prepared for the benefit of and certified to Purchaser and the Title Company. The Survey shall be adequate for the Title Company to delete any exception for general survey matters in the Owner’s Title Policy. If there is a discrepancy between the description of the Land attached hereto as Exhibit B and the description of the Land as shown on the Survey for any Property, the survey shall confirm that the separate property descriptions each identify the Property.
     “Survival Period” has the meaning set forth in Section 3.26.
     “Tangible Personal Property” means, with respect to each Property, the items of tangible personal Property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on or used in the operation of the Hotel and owned by the Seller; provided, however, that the Purchaser agrees that, all Inventory shall be conveyed to the Purchaser’s property manager for such Hotel.
     “Title Company” means Chicago Title Insurance Company, 1129 20th Street, NW, Washington, DC 20036.
     “Tray Ledger” means, with respect to each Property, the final night’s room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.
     “Utilities” means, with respect to each Property, public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.
     ”WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
     1.2 Rules of Construction.
     The following rules shall apply to the construction and interpretation of this Agreement:
          (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
          (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
          (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
          (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
ARTICLE 2
PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE
     2.1 Purchase and Sale. The Sellers agree to sell to the Purchaser and the Purchaser agrees to purchase from the Sellers the Properties for the Purchase Price, in accordance with the terms and conditions set forth herein.
     2.2 Deposit. Simultaneously with the full execution of this Agreement, the Purchaser will deposit in escrow with the Title Company the sum of One Million and No/Dollars ($1,000,000) as an earnest money deposit (the “Initial Deposit”). Upon the expiration of the Study Period, if the Purchaser elects to proceed with the purchase of the Properties in accordance with the terms of this Agreement, the Purchaser will deposit in escrow with the Title Company an additional sum of One Million and No/Dollars ($1,000,000) as additional earnest money (the “Additional Deposit”, and together with the Initial Deposit, the “Deposit”). The Deposit shall be in the form of cash and shall be invested by the Title Company in an interest-bearing account reasonably acceptable to the Purchaser and the Sellers. Following the expiration of the Due Diligence Period, the Deposit shall be non-refundable to Purchaser, except in the event of Seller default, failure of a condition precedent in favor of Purchaser or termination of this Agreement pursuant to Section 2.3(d). All interest earned on the Deposit shall be paid over to the party entitled to the receipt of the Deposit under the terms of this Agreement.
     2.3 Study Period.
          (a) The Purchaser shall have, with respect to each Property, the right during the Study Period (and thereafter if the Purchaser notifies the Sellers that the Purchaser has elected to proceed to Closing in the manner described below) upon not less than one (1) business day prior notice to the applicable Seller, to enter upon the Real Property and to perform, at the Purchaser’s expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Purchaser may deem appropriate. If such tests, studies and investigations warrant, in the Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by the Purchaser, then the Purchaser may elect to proceed to Closing and shall so notify the Sellers prior to the expiration of the Study Period. If for any reason the Purchaser does not so notify the Sellers of its determination to proceed to Closing prior to the expiration of the Study Period, or if the Purchaser notifies the Sellers, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement shall automatically terminate, the Deposit shall be returned to the Purchaser and upon return of the Deposit, the Purchaser shall be released from any further liability or obligation under this Agreement, except those which expressly survive the termination of this Agreement.
          (b) During the Study Period, the Sellers shall make available to the Purchaser, its agents, auditors, engineers, attorneys and other designees, for inspection copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, environmental audits and other related materials or information, if any, relating to the Properties which are in, or come into, the Sellers’ possession or control. Notwithstanding the foregoing, Sellers shall not be obligated to deliver to the Purchaser any materials of a proprietary nature. Purchaser acknowledges that, except as otherwise herein provided, any such materials delivered to the Purchaser pursuant to this provision shall be without warranty, representation or recourse.
          (c) The Purchaser shall indemnify, hold harmless and defend the Sellers against any loss, damage or claim arising from entry upon the Real Property by the Purchaser or any agents, contractors or employees of the Purchaser. The Purchaser understands and accepts that any on-site inspections of the Real Property shall occur at reasonable times agreed upon by the applicable Seller and the Purchaser after not less than one (1) business day prior notice to such Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. The Sellers shall have the right to have a representative present during any such inspections. If the Purchaser desires to do any invasive testing at the Real Property, the Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to reasonable terms and conditions as may be proposed by the Seller. The Purchaser shall not permit any liens to attach to the Property by reason of such inspections. The Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of the Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for the Purchaser or the Purchaser Parties on or related to the Property. The terms of this Section 2.3(c) shall survive the termination of this Agreement.
          (d) During the Study Period, the Purchaser, at its expense, shall cause an examination of title to the Properties to be made, and, prior to the expiration of the Study Period (as may be extended pursuant to Section 2.3(e), but not Section 2.3(f)), shall notify the Sellers of any defects in title shown by such examination that the Purchaser is unwilling to accept. Within ten (10) days after such notification, the Sellers shall notify the Purchaser whether the Sellers are willing to cure such defects. If the Sellers are willing to cure such defects, the Sellers shall act promptly and diligently to cure such defects at its expense. If such defects consist of deeds of trust, mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Sellers shall pay and discharge (and the Title Company is authorized to pay and discharge at Closing) such defects at Closing. If the Sellers are unwilling or unable to cure any other such defects by Closing, the Purchaser shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price or (2) to terminate this Agreement and receive a full refund of the Deposit. The Sellers shall not, after the date of this Agreement, subject the Properties to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Purchaser’s prior written consent. All title matters revealed by the Purchaser’s title examination and not objected to by the Purchaser as provided above shall be deemed Permitted Title Exceptions. If Purchaser shall fail to examine title and notify the Seller of any such title objections by the end of the Study Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.
          (e) If, despite Purchaser’s commercially reasonable efforts to obtain and review all third party reports during the Study Period, Purchaser shall not have received any such reports, Purchaser shall have the right to extend the Study Period for all of the Hotels for seven (7) days solely in order to obtain and review the third party reports Purchaser did not receive during the Study Period.
          (f) If, despite Purchaser’s commercially reasonable efforts to obtain each lender’s approval to a Loan Assumption during the Study Period, Purchaser shall not have received any Lender’s approval to a Loan Assumption, Purchaser shall have the right to extend the Study Period for the Courtyard and Springhill Suites only for forty-five (45) days solely in order to attempt to obtain such lender’s approval of a Loan Assumption.
     2.4 Payment of Purchase Price. The Purchase Price shall be paid to the Sellers in the following manner:

          (a) The Purchaser shall receive a credit against the Purchase Price in an amount equal to one quarter (1/4) of the Deposit, plus interest accrued thereon, at the Closing for each of the Properties.
          (b) The Purchaser shall receive a credit against the Purchase Price in an amount equal to the outstanding principal balance of the Assumed Loans on the Closing Date for the Courtyard and Springhill Suites. For avoidance of doubt, all reserve or escrow accounts held by the applicable Seller under the Assumed Loan are not being conveyed by Seller to Purchaser as part of the assumption of the Assumed Loans. Purchaser acknowledges and agrees any reserve accounts required to be transferred as part of the assumption of an Assumed Loan will be reimbursed by Purchaser to the applicable Seller at Closing.
          (c) The Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article 6, in cash or by confirmed wire transfer of immediately available federal funds to the account of the Title Company, to be disbursed to the Sellers or other applicable parties at Closing. Such wire transfer shall be sent by the Purchaser to the Title Company for the account of the Seller no later than 2:01 p.m., Houston, Texas, time on the Closing Date.
     2.5 Assumption of Assumed Loans. At the closing for the Courtyard and Springhill Suites Hotels, Purchaser shall assume the Assumed Loans. With respect to Purchaser’s assumption of Assumed Loans, (a) not later than five (5) business days after the Effective Date, Purchaser shall use reasonable commercial efforts to commence its efforts to process the assumption of the Assumed Loans by Purchaser (“Loan Assumption”), including but not limited to providing all reasonable information concerning the transfer of the Property to the applicable lender (“Assumption Application”), (b) Purchaser and Seller shall cooperate and use all reasonable and diligent efforts to cause the applicable lender (or its loan servicer) to consent to the Loan Assumption and to cause the applicable Seller and all applicable guarantors, if any, to be released from any and all liability under the Assumed Loans following the Closing Date; provided, however, Seller’s cooperation shall be at no cost or expense to Seller, (c) for purposes of determining the amount of the Assumed Loans to be credited toward the Purchase Price, the aggregate of the outstanding principal balance of the Assumed Loans and all accrued and unpaid interest and late charges or other similar fees, if any, as of the Closing Date (but expressly excluding the Assumption Fee (defined below) shall be aggregated and determined and shall be credited to the Purchase Price and (d) Purchaser shall be exclusively liable for and shall pay as the same are incurred (i) the assumption fees and/or costs required by the Lender (or the loan servicer), and (ii) all fees, expenses and/or costs required by the lender to process the Assumption Application and the Loan Assumption (collectively, the “Assumption Fee”).
     2.6 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the various components of the Property in the manner indicated on Exhibit G attached hereto.

ARTICLE 3
SELLERS’ REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Purchaser to enter into this Agreement and to purchase the Properties, each Seller, with respect to such Seller and the Property owned by such Seller, hereby makes the following representations, warranties and covenants, upon each of which the Seller acknowledges and agrees that the Purchaser is entitled to rely and has relied. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.
     3.1 Organization and Power. Each Seller is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Sellers hereunder.
     3.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Seller, has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller and is enforceable in accordance with its terms. There is no other person or entity who has an ownership interest in the Property to be sold hereunder by the Seller or whose consent is required in connection with the Seller’s performance of its obligations hereunder.
     3.3 Noncontravention. Subject to any consent to the assignment of any particular Operative Agreement, management agreement or Courtyard Ground Lease, required by the terms thereof or by applicable laws, the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, the Seller’s Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller. There are no outstanding agreements (written or oral) pursuant to which the Seller (or any predecessor to or representative of the Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof.
     3.4 No Special Taxes. The Seller has no Knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property to be sold hereunder by the Seller or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.
     3.5 Compliance with Existing Laws. To Seller’s Knowledge, the Seller possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. The Seller has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and the Seller has no Knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation. The Seller has no Knowledge, nor has it received notice within the past three (3) years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.
     3.6 Operative Agreements. The Seller will not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Seller enter into any agreements modifying the Operative Agreements, unless (a) any such agreement or modification will not bind the Purchaser or the Property after the date of Closing or (b) the Seller has obtained the Purchaser’s prior written consent to such agreement or modification. All of the Operative Agreements in force and effect as of the date hereof are listed on Exhibit E attached hereto.
     3.7 Warranties and Guaranties. The Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of the Purchaser. A complete list of all such warranties and guaranties in effect as of this date is attached hereto as Exhibit H.
     3.8 Insurance. To Seller’s Knowledge, all of the Seller’s Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by the Seller on or before the due date therefor. The Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of the Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
     3.9 Condemnation Proceedings; Roadways. Seller has no Knowledge of any notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. The Seller has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.
     3.10 Litigation. Seller has no Knowledge of any action, suit or proceeding pending or threatened against or affecting the Seller in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (c) could create a lien on the Property, any part thereof or any interest therein, (d) the subject matter of which concerns any past or present employee of the Seller or (e) could otherwise materially adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.
     3.11 Labor Disputes and Agreements. Seller has no employees. Seller has no Knowledge of any labor disputes pending or, threatened as to the operation or maintenance of the

Property or any part thereof. The Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. The Seller is not a party to any employment contracts or agreements, and neither the Seller nor its managing agent will, between the date hereof and the date of Closing, enter into any new employment contracts or agreements or hire any new employees except with the prior written consent of the Purchaser. The Purchaser will not be obligated to give or pay any amount to any employee of the Seller or the Seller’s managing agent unless the Purchaser elects to hire that employee. The Purchaser shall not have any liability under any pension or profit sharing plan that the Seller or its managing agent may have established with respect to the Property or their or its employees.
     3.12 Financial Information. To the best of Seller’s Knowledge, all of the Seller’s financial information, including, without limitation, all books and records and financial statements (“Financial Information”) is correct and complete in all respects and presents accurately the results of the operations of the Property for the periods indicated. Since the date of the last financial statement included in the Seller’s Financial Information, there has been no material adverse change in the financial condition or in the operations of the Property.
     3.13 Operation of Property. The Seller covenants, that between the date hereof and the date of Closing, it will (a) operate the Property only in the usual, regular and ordinary manner consistent with the Seller’s prior practice, (b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years and (c) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it comply with and perform all of the duties and obligations of licensee under the License. The Seller shall continue to use its best efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Seller did prior to the execution of this Agreement. All advance room bookings and reservations and all meetings and function bookings shall continue to be booked at rates, prices and charges heretofore customarily charged by the Seller for such purposes, and in accordance with the Seller’s published rate schedules. Except as otherwise permitted hereby, from the date hereof until Closing, the Seller shall not take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the Purchaser’s ability to continue the operation thereof after the date of Closing in substantially the same manner as presently conducted, (ii) reduce or cause to be reduced any room rents or any other charges over which the Seller has operational control, or (iii) would cause any of the representations and warranties contained in this Article 3 to be untrue as of Closing. Seller shall deliver to the Purchaser daily reports showing the income and expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as the Seller customarily keeps internally for its own use.
     3.14 Personal Property. All of the Tangible Personal Property, Intangible Personal Property and Inventory being conveyed by the Seller to the Purchaser or to the Purchaser’s managing agent, lessee or designee, are free and clear of all liens, leases and other encumbrances and will be so on the date of Closing and the Seller has good, merchantable title thereto and the right to convey same in accordance with the terms of the Agreement.

     3.15 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Seller.
     3.16 Brokers. Other than Hodges Ward Elliott, the Seller has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein.
     3.17 Hazardous Substances. The Seller has no Knowledge:
          (a) of the presence of any “Hazardous Substances” (as defined below) on the Property, or any portion thereof, or,
          (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, or
          (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Seller has no knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances (as used herein, “Hazardous Substances” shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either:
          (1) potentially injurious to the public health, safety or welfare, the environment or the Property,
          (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Environmental Authority, or
          (3) a basis for liability of the owner of the Property to any Environmental Authority or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos.
     3.18 License. To Seller’s Knowledge, the franchise license with respect to the Hotel (the “License”) is valid and in full force and effect, and Seller is not in default with respect thereto (with or without the giving of any required notice and/or lapse of time).
     3.19 Independent Audit. Seller shall provide access by Purchaser’s representatives to all financial and other information relating to the Property which would be sufficient to enable them to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “Commission”) and to enable them to prepare a registration statement, report or disclosure statement for filing with the Commission. Seller shall also provide to Purchaser’s representatives a signed representative letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. This shall survive for two years after the last Closing Date.

     3.20 Bulk Sale Compliance. The Sellers shall, jointly and severally, indemnify Purchaser against any claim, loss or liability arising under the bulk sales law in connection with the transaction contemplated herein.
     3.21 Liquor License. To Seller’s Knowledge, the liquor license for the Hotel (and any restaurant located therein) is in full force and effect and validly licensed to the person(s) required to be licensed under the law of the State in which the Hotel is located.
     3.22 Management Agreements.
          (a) The copy of the Courtyard Management Agreement attached hereto as Exhibit I is a true, correct and complete copy of the Courtyard Management Agreement, the Courtyard Management Agreement is in full force and effect and has not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.
          (b) The copy of the Springhill Suites Management Agreement attached hereto as Exhibit J is a true, correct and complete copy of the Springhill Suites Management Agreement, the Springhill Suites Management Agreement is in full force and effect and has not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.
     3.23 Courtyard Ground Lease. The copy of the Courtyard Ground Lease attached hereto as Exhibit K is a true, correct and complete copy of the Courtyard Ground Lease, the Courtyard Ground Lease is in full force and effect and has not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.
     3.24 Residence Inn Condominium Documentation. The Seller has provided the Purchaser with true, correct and complete copies of the Residence Inn Condominium Documents, and the Residence Inn Condominium Documents are in full force and effect and have not been modified or supplemented. The Seller is in compliance with the Residence Inn Condominium Documents in all respects, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder. The Seller has provided the Purchaser with true, correct and complete copies of the Residence Inn Unit Leases and, to Seller’s Knowledge, the Residence Inn Unit Leases are in full force and effect and have not been modified or supplemented.
     3.25 Money Laundering. The Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 (the “Executive Order”) as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of

Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)). For purposes of this Agreement, “Government List” means of any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
     The representations and warranties in this Article 3 shall survive the Closing for a period of one (1) year following the Closing Date (“Survival Period”). Notwithstanding anything to the contrary contained in this Agreement, any claim that Purchaser may have during the Survival Period against Seller for any breach of the representations and warranties contained in this Article 3 will not be valid or effective, and Sellers shall have no liability with respect thereto, unless the aggregate of all valid claims exceed Fifty Thousand and No/Dollars ($50,000.00). Seller’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed two and one-half percent (2.5%) of the Purchase Price in the aggregate. Purchaser agrees that, with respect to any alleged breach of representations in this Agreement discovered after the Survival Period, the maximum liability of Seller for all such alleged breaches is limited to One Hundred and No/Dollars ($100.00). In the event Purchaser obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article 3, and such materially inaccuracy is not promptly corrected or resolved by Seller following notice from Purchaser, Purchaser may as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement, whereupon Deposit shall be refunded to Purchaser and Purchaser shall be entitled to receive reimbursement from Seller for Purchaser’s out of pocket expenses actually incurred in connection with the transaction contemplated by this Agreement, not to exceed One Hundred Thousand and No/Dollars ($100,000.00), and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction. In the event Purchaser obtains knowledge on or before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article 3, and Purchaser does not terminate this Agreement on or before the expiration of the Study Period, Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period). The provisions of this Article 3 shall survive the Closing.
ARTICLE 4
PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Sellers to enter into this Agreement and to sell the Properties, the Purchaser hereby makes the following representations, warranties and covenants, upon each of which the

Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.
     4.1 Organization and Power. The Purchaser is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all trust powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder.
     4.2 Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Purchaser’s declaration of trust or other trust document or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser.
     4.3 Litigation. There is no action, suit or proceeding, pending or known by the Purchaser to be threatened against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (c) could create a lien on the Property, any part thereof or any interest therein or (d) could adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.
     4.4 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchaser.
     4.5 No Brokers. The Purchaser has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transaction described herein.
     4.6 Money Laundering. The Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in the Executive Order as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).
     4.7 AS IS, WHERE IS.
     PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PROPERTY IS BEING SOLD TO PURCHASER AND PURCHASER AGREES TO PURCHASE AND ACCEPT THE PROPERTY, AND EACH AND EVERY PART AND COMPONENT THEREOF, IN AN “AS IS, WHERE IS” CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM SELLER, EITHER EXPRESS OR IMPLIED EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER AGREES THAT PURCHASER IS NOT RELYING UPON, AND HAS NOT RECEIVED OR BEEN GIVEN, ANY REPRESENTATIONS (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), STATEMENTS OR WARRANTIES (ORAL OR WRITTEN, IMPLIED OR EXPRESS) OF OR BY ANY OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, OR ANY SALESPERSON OR BROKER (IF ANY) INVOLVED IN THIS TRANSACTION, AS TO THE PROPERTY OR ANY PART OR COMPONENT THEREOF IN ANY RESPECT, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS, STATEMENTS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FITNESS OF THE PROPERTY FOR USE AS A HOTEL, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE PROPERTY, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE BUILDING, ZONING, SUBDIVISION, ENVIRONMENTAL, LIFE SAFETY OR LAND USE LAWS, CODES, ORDINANCES, RULES, ORDERS, OR REGULATIONS, OR THE STATE OF REPAIR OF THE PROPERTY, AND PURCHASER, FOR ITSELF AND ITS HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO ASSERT ANY CLAIM OR DEMAND AGAINST SELLERS AT LAW OR IN EQUITY RELATING TO ANY SUCH MATTER, WHETHER LATENT OR PATENT, DISCLOSED OR UNDISCLOSED, KNOWN OR UNKNOWN, NOW EXISTING OR HEREAFTER ARISING EXCEPTING ANY CLAIM OR DEMAND RELATING TO REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT FOR ANY TITLE OR SURVEY MATTERS CREATED SOLELY BY SELLER IN VIOLATION OF THIS AGREEMENT, PURCHASER AGREES THAT IT SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLER, AT LAW OR IN EQUITY, SHOULD THE SURVEY OR THE TITLE INSURANCE COMMITMENTS OR THE TITLE POLICIES FAIL TO DISCLOSE ANY MATTER AFFECTING THE PROPERTY OR REVEAL ANY SUCH MATTER IN AN INACCURATE, MISLEADING OR INCOMPLETE FASHION OR OTHERWISE BE IN ERROR. PURCHASER ACKNOWLEDGES THAT IT SHALL REVIEW THE SURVEY AND THE TITLE INSURANCE COMMITMENTS (AS SAME MAY BE MARKED AT CLOSING) AND TO DISCUSS THEIR CONTENTS WITH THE INDEPENDENT CONTRACTORS WHO PREPARED OR ISSUED EACH OF THEM. PURCHASER ACCORDINGLY AGREES TO LOOK SOLELY TO THE PREPARER OF THE SURVEY AND THE ISSUER OF THE TITLE INSURANCE COMMITMENTS AND

TITLE POLICIES FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH SUCH INSTRUMENTS AND HEREBY RELEASES SELLERS FROM ANY SUCH CLAIM (EXCEPT FOR ANY CLAIM THAT SELLERS AGREE TO CURE AS SET FORTH IN THIS AGREEMENT).
Purchaser recognizes that the Hotels and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”). The Hotels and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Purchaser will have the opportunity, as provided for in Section 2.3, to investigate and inspect the Property and review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters. Except as otherwise set forth in this Agreement, Purchaser agrees to accept and shall the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes. Except with respect to those representations set forth in Article 3 hereof, Purchaser waives any right to excuse (except as specifically set forth in this Agreement) or delay performance of its obligations under this Agreement or to assert any claim against Sellers (before or after Closing) arising out of any failure of the Property to comply with any such building codes.
Except with respect to those representations set forth in Article 3, it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property (“Environmental Conditions”). From and after Closing, Purchaser agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement, if any, and any Environmental Laws to require Seller to remediate or “clean up” the Property and releases Seller from any liability of any kind or nature arising with respect to any Environmental Conditions at the Property. As used in this Agreement, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws. Purchaser acknowledges and agrees that: (a) Purchaser is an experienced and sophisticated owner of real property; (b) Purchaser has expressly negotiated the limitations of liability contained in this Section; and (c) the limitations contained in this Section are reasonable. Purchaser acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon the foregoing limitations of liability, and that the consideration under this Agreement is based in part on the limitations of liability.
It is understood and agreed by Sellers and Purchaser that in the event of any conflict between the terms and provisions of this Section 4.7 and any other term or provision to this Agreement, the relevant term or provision of this Section 4.7 shall control and govern. The provisions of this Article 4 shall survive Closing.
ARTICLE 5
CONDITIONS AND ADDITIONAL COVENANTS
     5.1 Conditions to Purchaser’s Obligations. The Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent with respect to each Property and the compliance by the Sellers with the following covenants, to the extent applicable to the Sellers:
          (a) Sellers’ Deliveries. The Sellers shall have delivered to the Title Company or the Purchaser, as the case may be, on or before the date of Closing, all of the documents and other information required of the Sellers pursuant to Section 6.2.
          (b) Representations, Warranties and Covenants; Obligations of the Sellers; Certificate. All of the Sellers’ representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the condition of the Properties since the date hereof, the Sellers shall have performed all of the covenants and other obligations under this Agreement applicable to the Sellers and the Sellers shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.
          (c) Condition of Improvements. Except to the extent that repair or restoration of a Property is required hereunder, in which case the Improvements and the Tangible Personal Property shall be in the condition required by this Agreement, the Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same or better condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, the Seller shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Seller shall not have diminished the Inventory (except as may be diminished in the normal course of business). The Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Purchaser.

          (d) Repair of Flood and Related Damage. The Sellers shall have repaired all flood and related damage to the Residence Inn and the Hampton Inn and restored each such Hotel to at least the condition existing prior to occurrence or occurrences rendering such damage: (i) in a professional and workmanlike manner; (ii) in accordance with all applicable laws, applicable permits and prudent industry practices; and (iii) only with materials and equipment that are new, operating properly and of good quality. Purchaser shall have approved such repair and restoration in its sole and absolute discretion.
          (e) Environmental Report; Property Condition Report. Provided Purchaser has used commercially reasonable and diligent efforts, the Purchaser shall have obtained a current Phase I environmental report and a current property condition report, each of which shall be satisfactory to the Purchaser in its reasonable discretion.
          (f) Franchise License. The Licensor for each Property shall have consented to the sale of such Property, and the Purchaser and each respective Licensor shall have arranged for the assignment and assumption of the respective Licenses or the termination of the existing Licenses and the replacement thereof with new Licenses to which the Purchaser is a party. The Purchaser will use commercially reasonable efforts to obtain such License and shall pay all costs and expenses associated therewith. The Sellers shall assist the Purchaser in respect thereto, but shall not be responsible for any costs or expenses.
          (g) Property Improvement Plan. To the extent required by any Licensor and provided Purchaser has used commercially reasonable and diligent efforts, the Purchaser shall have obtained a Property Improvement Plan (“PIP”) from Licensor by and at the cost of the Purchaser. As soon as possible following the date hereof, the Sellers shall arrange for the inspection and creation of a PIP by the Licensor for each of the Properties (to the extent such PIP has not already been initiated), and the Sellers shall endeavor to have each such PIP completed as promptly as possible. The Purchaser shall be responsible for paying or reimbursing the Seller for any fees or expenses charged by the franchisors for completing such inspections and preparing the PIPs.
          (h) Management Agreement.
          (1) The Seller of the Residence Inn and the Seller of the Hampton Inn shall, effective on or before the date of Closing, effect the termination of any management agreements relating to such Properties and pay all costs incurred in connection therewith. The Sellers shall indemnify and hold the Purchaser harmless from any claims or liability relating to any management agreements relating to the Properties.
          (2) Provided Purchaser has used commercially reasonable and diligent efforts, Concord Hospitality Enterprises Company shall have approved Purchaser’s assumption the Courtyard Management Agreement and the Springhill Suites Management Agreement. The Purchaser shall be responsible for compliance with or compensation required to be paid under all employment laws, including the WARN Act.
          (i) Loan Assumptions. Provided Purchaser has used commercially reasonable and diligent efforts, the Purchaser shall received the applicable lender’s customary conditional approval to any Loan Assumption that it has elected to undertake pursuant to Section 2.5.
          (j) Courtyard Estoppel. The Seller shall have delivered to the Purchaser a written statement from the lessor under the Courtyard Ground Lease acknowledging the commencement and termination dates of the Courtyard Ground Lease, that there is no material default except as otherwise noted in such written statement, that the Courtyard Ground Lease is in full force and effect except as otherwise noted in such written statement, and that the Courtyard Ground Lease has not been modified (or if it has, stating such modification).
          (k) Residence Inn Estoppel. The Seller shall have delivered to the Purchaser a written statement from the condominium association governing the condominium regime at the Residence Inn confirming that there in no existing breach or default except as otherwise noted in such written statement, that the Residence Inn Condominium Documents are in full force and effect except as otherwise noted in such written statement, that the Residence Inn Condominium Documents have not been modified (or if they have, stating such modification), and providing such other pertinent information as the Purchaser may reasonably request.
     5.2 Conditions to Seller’s Obligations. The Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent with respect to each Property and the compliance by the Purchaser with the following covenants, to the extent applicable to the Purchaser:
          (a) Purchaser’s Deliveries. The Purchaser shall have delivered to the Title Company or the Sellers, as the case may be, on or before the date of Closing, all of the documents and other information required of the Sellers pursuant to Section 6.3.
          (b) Representations, Warranties and Covenants; Obligations of the Sellers; Certificate. All of the Purchaser’s representations and warranties made in this Agreement shall be materially true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the condition of the Properties since the date hereof, the Purchaser shall have performed all of the covenants and other obligations under this Agreement applicable to the Purchaser and the Purchaser shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.
          (c) Franchise License. The Licensor for each Property shall have consented to the sale of such Property, and the Purchaser, each respective Seller and each respective Licensor shall have arranged for the assignment and assumption of the respective Licenses or the termination of the existing Licenses and the replacement thereof with new Licenses to which the Purchaser is a party. The applicable Seller, its manager and, if applicable, any guarantor, and each of their respective affiliates, shall have been released from all future duties, liabilities and obligations under the License Agreement and any guarantee(s) thereof, in such form and to such an extent that Licensor customarily provides, if any.
          (d) Management Agreement. Concord Hospitality Enterprises Company shall have approved Purchaser’s assumption of the Courtyard Management Agreement and the Springhill Suites Management Agreement, which shall include a release from the respective managers in favor of the applicable Seller and all applicable guarantors, if any, from any and all liability under the Management Agreements from and after the Closing Date.
ARTICLE 6
CLOSING
     6.1 Closing.
          (a) Closing for the Hampton Inn Hotel shall be conducted through the Title Company or in another manner at a location that is mutually acceptable to the parties, on or before the date that is seven (7) business days following the expiration of the Study Period, as it may be extended pursuant to Section 2.3(e). Closing for the Courtyard and the Springhill Suites Hotels shall occur as described above on or before the date that is seven (7) days following the expiration of the Study Period, as it may be extended pursuant to Section 2.3(e) or (f). Closing for the Residence Inn Hotel shall be conducted through the Title Company or in another manner and at a location that is mutually acceptable to the parties, on or before the date that is sixty (60) days following the expiration of the Study Period, as it may be extended pursuant to Section 2.3(e) (the “Residence Inn Outside Closing Date”). Possession of the Property with respect to the applicable Hotel shall be delivered to the Purchaser at the applicable Closing, subject only to Permitted Title Exceptions and guests of the Hotel.
          (b) Upon the last to occur of the Closings for the Hampton Inn, Courtyard and Springhill Suites Hotels, the Seller shall deposit with the Title Company the sum of Four Million and No/100 Dollars ($4,000,000.00) (the “Breakage Deposit”). In the event that Closing for the Residence Inn Hotel occurs on or before the Residence Inn Outside Closing Date, the Title Company shall release the Residence Inn Breakage Deposit, plus interest accrued thereon to the Seller at the Closing of the Residence Inn Hotel. Notwithstanding anything to the contrary contained herein, the Seller and the Purchaser shall each have the right to refuse to Close on the purchase and sale of the Residence Inn Hotel on or before the Residence Inn Outside Closing Date at its sole discretion by providing the other with notice of such refusal. In the event that the Closing for the Residence Inn Hotel does not occur on or prior to the Residence Inn Outside Closing Date, whether because either party has notified the other of its intention to refuse to Close on the purchase and sale of the Residence Inn Hotel on or before the Residence Inn Outside Closing Date or for any other reason (in any case, a “Residence Inn Termination”), the Title Company shall release to the Purchaser (i) the Breakage Deposit, plus interest accrued thereon, which the Purchaser and the Seller agree will be treated as a Purchase Price adjustment for federal income tax purposes and will be allocated pro rata to reduce the allocable portions of the Purchase Price for the Hotels the Purchaser has acquired under this Agreement and (ii) the remaining one quarter (1/4) of the Deposit allocable to the Residence Inn Hotel, plus interest accrued thereon, and the Seller and the Purchaser shall be released from any further liability or obligation under this Agreement, except under Section 6.1(c) and those other provisions of this Agreement which expressly survive the termination of this Agreement.
          (c) Contingent upon a Residence Inn Termination, the Seller hereby grants the Purchaser an option (the “Residence Inn Purchase Option”) to purchase the Residence Inn Hotel on the same terms and conditions of this Agreement (as it relates to the Residence Inn Hotel), except that the purchase price for the Residence Inn Hotel shall mean Twenty-Three

Million Two Hundred Thousand and No/100 Dollars ($23,200,000) (the “Residence Inn Option Price”) and no portion of the Deposit shall be credited against the Residence Inn Option Price; provided that the Residence Inn Purchase Option shall be exercisable by the Purchaser only if the Seller provides written notice to the Purchaser within one (1) year after the Residence Inn Outside Closing Date that the debt secured directly and indirectly by the Residence Inn Hotel can be satisfied for an amount equal to or less than the Residence Inn Option Price (the “Option Trigger Notice”). Unless the Purchaser provides written notice (the “Option Exercise Notice”) of its intention to exercise the Residence Inn Purchase Option within ten (10) days of the Purchaser’s receipt of the Option Trigger Notice, the Purchaser shall be deemed to have waived its right to exercise the Residence Inn Purchase Option. If the Purchaser does provide an Option Exercise Notice to the Seller within ten (10) days of the Purchaser’s receipt of the Option Trigger Notice, Closing for the Residence Inn Hotel shall occur on a date reasonably mutually agreed to by the Purchaser and the Seller within Thirty (30) days after the Seller receives the Option Exercise Notice. The Seller agrees to keep the Purchaser reasonably informed of the status of the Seller’s negotiations with its lenders regarding the debt secured directly and indirectly by the Residence Inn Hotel during such one-year period and to promptly provide the Option Trigger Notice to the Purchaser if the Seller reaches an agreement with its lenders that would permit it to do so. The grant of the Residence Inn Purchase Option shall survive the closing or termination of this Agreement.
     6.2 Sellers’ Deliveries. With respect to each Property or each Seller, as applicable, at Closing, the Sellers shall deliver to Purchaser all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Sellers and shall be dated as of the date of Closing:
          (a) The certificate required by Section 5.1(b);
          (b) The Deed;
          (c) Assignment and Assumption of the Courtyard Ground Lease only for the Courtyard;
          (d) The Bill of Sale (Inventory);
          (e) The Bill of Sale (Personal Property);
          (f) The Assignment and Assumption Agreement;
          (g) The Assignment and Assumption of the Residence Inn Unit Leases;
          (h) Certificate(s)/Registration of Title for any vehicle owned by the Sellers and used in connection with the Property;
          (i) Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner’s Title Policy with affirmative coverage over mechanics’ and materialmen’s liens;
          (j) The FIRPTA Certificate;

          (k) True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to the Improvements and the Personal Property, or any part thereof;
          (l) Copies of certificate(s) of occupancy for the Real Property and Improvements, issued by the appropriate governmental authority;
          (m) Such proof as the Purchaser may reasonably require with respect to Seller’s compliance with the bulk sales laws or similar statutes;
          (n) A written instrument executed by the Seller, conveying and transferring to the Purchaser all of the Seller’s right, title and interest in any telephone numbers and facsimile numbers relating to the Property, and, if the Seller maintains a post office box, conveying to the Purchaser all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operations and communications;
          (o) All current real estate and personal property tax bills in the Seller’s possession or that Seller may reasonably obtain;
          (p) A complete set of all guest registration cards, guest transcripts, guest histories, and all other available guest information;
          (q) A complete list of all advance room reservations, functions and the like, in reasonable detail so as to enable the Purchaser to honor the Sellers’ commitments in that regard;
          (r) A list of the Sellers’ outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Sellers;
          (s) Written notice executed by the Sellers notifying all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to the Purchaser and directing that all payments, inquiries and the like be forwarded to the Purchaser at the address to be provided by the Purchaser;
          (t) All keys for the Property;
          (u) All books, records, operating reports, appraisal reports, files and other materials in the Sellers’ possession or control which are necessary in the Purchasers discretion to maintain continuity of operation of the Property;
          (v) An assignment of all warranties and guarantees from all contractors and subcontractors, manufacturers, and suppliers in effect with respect to the Improvements;
          (w) Complete set of “as-built” drawings for the Improvements, if any in Seller’s possession; and
          (x) Any other document or instrument reasonably requested by the Purchaser or required hereby.

     6.3 Purchaser’s Deliveries. At Closing, the Purchaser shall pay or deliver to the Sellers the following:
          (a) The certificate required by Section 5.2(b);
          (b) The portion of the Purchase Price described in Section 2.4(b);
          (c) Assignment and Assumption of the Courtyard Ground Lease;
          (d) The Bill of Sale (Inventory);
          (e) The Bill of Sale (Personal Property);
          (f) The Assignment and Assumption Agreement;
          (g) The Assignment and Assumption of the Residence Inn Unit Leases; and
          (h) Any other document or instrument reasonably requested by the Sellers or required hereby.
     6.4 Closing Costs. All closing costs and expenses will be allocated between Purchaser and Sellers in accordance with the customary practice in the county in which a Property is located, except as allocated specifically between Purchaser and Sellers below. Sellers and Purchaser shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.
          (a) Purchaser Costs. Purchaser shall pay for: all costs and expenses associated with the inspection and due diligence of the Properties (including, but not limited to, any updated surveys), all costs associated with the assumption of the Assumed Loans (including any mortgage insurance policies and/or endorsements and any applicable mortgage tax or similar expenses), all costs associated with the assignment/ new License Agreement, title insurance for the Residence Inn, the Courtyard, and the Springhill Suites, one-half (.5) of the title insurance for the Hampton Inn, one-half (.5) of New York State and Commonwealth of Pennsylvania, state and county, transfer and recordation tax, and charges required of a purchaser of Residence Inn condominium unit, to the extent required under the Condominium Documents.
          (b) Sellers Costs. The Sellers shall pay for: the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments, one-half (.5) of the title insurance for the Hampton Inn, one-half (.5) of New York State and Commonwealth of Pennsylvania, state and county, transfer and recordation tax and charges required of a seller of Residence Inn condominium unit, to the extent required under the Condominium Documents.
     6.5 Income and Expense Allocations.
          (a) With respect to each Property, all income, except any Intangible Personal Property, and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Sellers and the Purchaser. The Sellers shall be entitled to all income and responsible for all expenses for the period of time up to but not including the Closing Date, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the Closing Date. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated at Closing:
          (i) Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts;
          (ii) Real estate and personal property taxes;
          (iii) Amounts under Operative Agreements to be assigned to and assumed by Purchaser;
          (iv) Utility charges (including but not limited to charges for water, sewer and electricity);
          (v) License and permit fees, where transferable;
          (vi) Value of fuel stored on the Property at the price paid for such fuel by the Sellers, including any taxes;
          (vii) All prepaid reservations and contracts for rooms confirmed by the Sellers prior to the Closing Date for dates after the Closing Date, all of which Purchaser shall honor;
          (viii) The Tray Ledger, which shall be divided equally between the parties; and
          (ix) Ground rent under the Courtyard Ground Lease.
          (b) Each Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. At Closing, each Seller shall sell to Purchaser, and Purchaser shall purchase from each Seller, all petty cash funds located at each Property.
          (c) The Buyer shall receive the following credit for the refurbishment of each of the Hotels, at the closing of the applicable Hotel: Two Hundred Sixty-Six Thousand Six Hundred Sixty-Six and 66/100 Dollars ($266,666.66) at the closing for each of the Hampton Inn, Springhill Suites and Courtyard and Four Hundred Thousand and No/100 Dollars ($400,000.00) for the Residence Inn.
          (d) The Sellers shall be required to pay all sales taxes and similar impositions through the date of Closing.
          (e) The Purchaser shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date on behalf of the Sellers, but if the Purchaser collects same, the Purchaser will promptly remit to the Sellers such amounts in the form received.

          (f) If accurate allocations of any item cannot be made at Closing because current bills are not obtainable, the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Sellers or the Purchaser with respect to the Properties after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.
ARTICLE 7
CONDEMNATION; RISK OF LOSS
     7.1 Condemnation. With respect to each Property, in the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Sellers shall give written notice thereof to the Purchaser promptly after the Sellers learn or receive notice thereof. If all or any part of the Real which would materially interfere with the operation or use of any Hotel is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing.
     7.2 Risk of Loss. With respect to each Property, in the event of any fire or other casualty, the Sellers shall give written notice thereof to the Purchaser promptly after the Sellers learn or receive notice thereof. If any such loss or damage occurs prior to Closing and is in excess of One Million and No/Dollars ($1,000,000.00) or would require more than sixty (60) days to repair, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchaser at Closing and shall pay to Purchaser the amount of any deductible, under applicable insurance policies.
ARTICLE 8
LIABILITY OF PURCHASER; LIABILITY OF SELLER;
TERMINATION RIGHTS
     8.1 Liability of Purchaser and Seller. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder, the Purchaser does not assume any obligation of the Sellers or any liability for claims arising out of any occurrence prior to Closing. The Seller shall not be responsible for any obligation of the Purchaser or any liability for claims arising out of any occurrence on or after Closing.
     8.2 Intentionally Deleted.
     8.3 Termination by Purchaser. If the Sellers default in performing any of its obligations under this Agreement (including its obligation to sell the Property), and the Sellers fail to cure any such matter within ten (10) business days after notice thereof from the Purchaser, the Purchaser, at its option, may elect either (a) to terminate this Agreement, in which event the

Deposit shall be forthwith returned to the Purchaser and all other rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately (except those which expressly survive the termination of this Agreement), or (b) to waive its right to terminate and, instead, to proceed to Closing. For avoidance of doubt, the terms of this Section 8.3 shall not apply in the event of Residence Inn Termination as contemplated by Section 6.1(b).
     8.4 Termination by Seller. If the Purchaser defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and the Purchaser fails to cure any such default within ten (10) business days after notice thereof from the Sellers, then the Sellers’ sole remedy for such default shall be to terminate this Agreement and retain the Deposit. The Sellers and the Purchaser agree that, in the event of such a default, the damages that the Sellers would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, the Sellers and the Purchaser agree that the Sellers shall retain the Deposit as full and complete liquidated damages and as the Sellers’ sole remedy.
ARTICLE 9
MISCELLANEOUS PROVISIONS
     9.1 Completeness; Modification. This agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
     9.2 Assignments. The Purchaser may assign its rights hereunder without the consent of the Seller to any party under common control of the Purchaser.
     9.3 Successors and Assigns. This Agreement shall inure to the benefit of and bind the Purchaser and the Seller and their respective successors and assigns.
     9.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first (1st) business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
     9.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.
     9.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

     9.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     9.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.
     9.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Sellers:	Moody National Realty Company, L.P.
6363 Woodway Drive
Suite 110
Houston, Texas 77057
Attn: Brett C. Moody
Fax: (713) 977-7505

with a copy to:	Moody National Realty Company, L.P.
6363 Woodway Drive
Suite 110
Houston, Texas 77057
Attn: Amanda Chivers
Fax: (713) 977-7505

If to the Purchaser:	Chatham Lodging Trust
50 Cocoanut Row
Suite 211
Palm Beach, Florida 33480
Attn: Jeffrey H. Fisher
Fax: (561) 659-7318

with a copy to:	Hunton & Williams
1900 K Street, N.W.
Washington, D.C. 20006
Attn: John M. Ratino, Esq.
Fax: (202) 778-2201

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party in the manner described in this Section.
     9.10 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.
     9.11 Survival. All of the representations, warranties, covenants and agreements of the Seller and the Purchaser made in, or pursuant to, this Agreement shall survive for a period of one (1) year following Closing and shall not merge into any Deed or any other document or instrument executed and delivered in connection herewith.
     9.12 Further Assurances. The Sellers and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.
     9.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
     9.14 Time of Essence. Time is of the essence with respect to every provision hereof.
     9.15 Confidentiality. The terms and provisions of this Agreement shall remain confidential and shall not be disclosed, by either the Purchaser or the Sellers, to any third (3rd) party other than: (a) as may be required by law or regulation or to comply with the filing requirements of any applicable legislation or rule; or (b) any counsel, consultant, or agent assisting the Sellers with the sale of the Properties and any counsel, consultant, or agent assisting the Purchaser with the purchase of the Property; or (c) by Purchaser in any filing with the U.S. Securities and Exchange Commission. If the Purchaser does not proceed with the purchase of the Properties, the Purchaser shall return to the Sellers all materials and information furnished to it by the Sellers or the Sellers’ agents in connection with the Purchaser’s review of the Properties. The Purchaser acknowledges that the Sellers may solicit additional offers for the purchase of the Property in the event that the Purchaser is unwilling or unable to consummate the Closing.
     9.16 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of the Sellers and the Purchaser only and are not for the benefit of any third (3rd) party, and accordingly, no third (3rd) party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
     9.17 Waiver of Jury Trial. The Sellers and the Purchaser each hereby waive any right to jury trial in connection with the enforcement by the Purchaser, or the Sellers, of any of their respective rights and remedies hereunder.

     9.18 Title Company.
          (a) The Title Company agrees to hold the Deposit in accordance with the terms hereof and to comply with additional written instructions from the parties, to the extent that such instructions are not in conflict.
          (b) If the Title Company is uncertain for any reason whatsoever as to its duties or rights hereunder, the Title Company shall continue to hold the Deposit until the Title Company receives a written agreement of both parties with respect to disposition of the Deposit, in which event Title Company shall distribute the Deposit in accordance with such agreement; or in the event of litigation between or among the parties, the Title Company shall continue to hold the Deposit until such time as the parties resolve their dispute or such dispute is resolved by judicial or other proceedings.
          (c) Acceptance by the Title Company of its duties under this Agreement is subject to the following terms and conditions:
          (i) The duties and obligations of the Title Company shall be determined solely by the provisions of this Agreement and any written instruction from the parties consistent with this Agreement that are not in conflict, and the Title Company shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement or such instructions;
          (ii) The Sellers and the Purchaser will jointly and severally reimburse and indemnify the Title Company for, and hold it harmless against any loss, liability or expense, including but not limited to reasonable attorneys’ fees, incurred without bad faith, negligence or willful misconduct on the part of the Title Company, arising out of or in connection with any dispute or conflicting claim by the Sellers or the Purchaser under this Agreement, as well as the costs and expense of defending against any claim or liability arising out of or relating to this Agreement except where such claim or liability arises from the bad faith, negligence or willful misconduct on the part of the Title Company; as between the Sellers (on the one hand) and the Purchaser (on the other hand) their obligations under this subsection 9.18(c)(ii) shall be shared equally;
          (iii) The Title Company shall be fully protected in acting on and relying upon any written notice, instruction, direction or other document which the Title Company in good faith believes to be genuine and to have been signed or presented by the proper party or parties;
          (iv) The Title Company may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken or suffered by it in good faith in accordance with the opinion of such counsel;
          (v) The Title Company may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to each of the Purchaser and the Sellers specifying a date, not less than thirty (30) days after the date of such notice, when such resignation will take effect. Upon the effective date of such resignation, the Title Company shall deliver the funds held in escrow to such person or persons as the Purchaser and the Sellers shall in writing jointly direct, and upon such delivery the Title Company shall be relieved of all duties and liabilities thereafter accruing under this Agreement. The Purchaser and the Sellers shall have the right at any time upon joint action to substitute a new Title Company by giving notice thereof to the Title Company then acting;
          (vi) Nothing contained in this Agreement shall in any way affect the right of the Title Company to have at any time a judicial settlement of its accounts as Title Company under this Agreement;
          (vii) All disbursements by Title Company shall be made by bank wire transfer to the account of the receiving party, as such party may direct;
          (viii) The Title Company shall, at the Closing, deliver by overnight express delivery (or hold for personal pickup, if requested), each non-recorded document received hereunder by Title Company to the payee or person acquiring rights under said document or for whose benefit said document was acquired; and
          (ix) The Title Company shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges, and (ii) to Purchaser, or order, any excess funds theretofore delivered to Title Company by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges.
     9.19 Related Transaction. Except as provided under Section 6.1(b), Sellers and Purchaser acknowledge and agree that this Agreement is for the sale of the portfolio of all of the Properties. Notwithstanding anything in this Agreement to the contrary, Purchaser’s failure to close on the purchase of any Property shall be cause for Sellers to terminate this Agreement, in which event the Deposit shall be disbursed in accordance with the terms of this Agreement. Purchaser’s termination of this Agreement prior to the end of the Study Period for any Property shall operate to terminate the sale of all of the Property as contemplated by this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

SELLERS: Moody National White Plains S, LLC, a Delaware Limited Liability Company
By:	/s/ Brett C. Moody
	Name:	Brett C. Moody
	Title:	President

Moody National White Plains MT, LLC, a Delaware Limited Liability Company
By:	/s/ Brett C. Moody
	Name:	Brett C. Moody
	Title:	President

Moody National 1715 OST Houston S, LLC, a Delaware Limited Liability Company
By:	/s/ Brett C. Moody
	Name:	Brett C. Moody
	Title:	President

Moody National 1715 OST Houston MT, LLC, a Limited Liability Company
By:	/s/ Brett C. Moody
	Name:	Brett C. Moody
	Title:	President

[Purchase and Sale Agreement Signature Page]

Moody National CY Altoona PA, LLC, a Delaware Limited Liability Company
By:
Name:
Title:

Moody National SHS Washington PA, LLC, a Delaware Limited Liability Company
By:
Name:
Title:

PURCHASER: Chatham Lodging Trust, a Maryland Real Estate Investment Trust
By:	/s/ Peter M. Willis
	Name:	Peter M. Willis
	Title:	Executive Vice President & Chief Investment Officer

     Title Company executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of this Agreement relating to Title Company and the holding and disbursement of the Deposit.

TITLE COMPANY:
By:	/s/ R. Eric Taylor
	Name:	R. Eric Taylor
	Title:	Vice President & Senior Counsel

[Purchase and Sale Agreement Signature Page]

EXHIBIT A
SELLERS AND PROPERTIES

Seller	Site Name	Location
MOODY NATIONAL WHITE
PLANS S, LLC, a Delaware limited
liability company (Real Property —
All Units excluding 202, 206, 302,
306, 310, 501, 506, 910, 1004, 1102,
1107, 1207, 1209, 1602, 304, 607
and 704)

MOODY NATIONAL
COMPANIES, L.P., a Texas limited
partnership (Real Property —
Units 304, 607 and 704)

MOODY NATIONAL WHITE
PLAINS MT, LLC, a Delaware
limited liability company (Personal
Property)

Residence Inn White Plains, New York	5 Barker Avenue
White Plans, New York 10601

[NOTE: This includes the sale
of 129 of 143 Residential Units
and all 4 Commercial Units of
La Reserve Condominium. In
addition, the Purchaser will be
assuming the Residence Inn
Unit Leases in accordance with
Article 6].
MOODY NATIONAL 1715 OST HOUSTON S, LLC, a Delaware limited liability company (Real Property) MOODY NATIONAL 1715 OST HOUSTON MT, LLC, a Delaware limited liability company (Personal Property)	Hampton Inn & Suites Medical Center Houston, Texas	1715 Old Spanish Trail Houston, Texas 77054

MOODY NATIONAL CY ALTOONA PA, LLC, a Delaware limited liability company	Courtyard by Marriott Altoona, Pennsylvania	2 Convention Centre Drive Altoona, Pennsylvania 16602

MOODY NATIONAL SHS WASHINGTON PA, LLC, a Delaware limited liability company	Springhill Suites Washington, Pennsylvania	16 Trinity Point Drive Washington, Pennsylvania 15301

A-1